Exhibit 99.F

Dated December 18, 2013

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

and

DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED

SUBSCRIPTION AGREEMENT

relating to the exercise of pre-emptive right pursuant to the issue of

US$200,000,000  Zero Coupon Convertible Bonds due 2018

convertible into ordinary shares of Semiconductor  Manufacturing International Corporation

Slaughter and May
47th Floor
Jardine House One
Connaught Place
Central, Hong Kong
BKPY/BRD
(102005814)

Table of Contents

Clause Heading		Page

1	Issue of the Bonds and Publicity	1

2	Agreements by the Subscriber	2

3	Listing	2

4	Representations, Warranties and Indemnity	3

5	Undertakings of the Issuer	13

6	Conditions Precedent	15

7	Closing	16

8	Expenses	17

9	Termination	17

10	Survival of Representations and Obligations	18

11	Communications	18

12	Currency Indemnity	19

13	Contracts (Rights of Third Parties) Act 1999	19

14	Governing Law and Jurisdiction	20

15	Counterparts	20

SCHEDULE 1 TERMS AND CONDITIONS		22

SCHEDULE 2 FORM OF CERTIFICATE CONFIRMING NO MATERIAL ADVERSE CHANGE		23

THIS SUBSCRIPTION AGREEMENT is made on December 18, 2013, BETWEEN:

1	SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION (the “Issuer” or the “Company”); and

2	DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED (the “Subscriber”).

WHEREAS:

(A)
The Issuer and Deutsche Bank AG, Hong Kong Branch and J.P. Morgan Securities Plc entered into a subscription agreement in relation to an issue of US$200,000,000 Zero Coupon Convertible Bonds due 2018 (the “Bonds”, which expression shall, where the context so admits, include Bonds evidenced by a global certificate (the “Global Certificate”) representing the Bonds) (the “Bond Subscription Agreement”). Definitive Certificates, if required to be issued, will be in registered form in amounts of US$200,000 and integral multiples of US$100,000 thereof.

(B)
The Bonds will be convertible at the option of the holder thereof into fully paid ordinary shares of par value US$0.0004 each of the Issuer (the “Shares”) at an initial conversion price of HK$0.7965 per Share.

(C)
Pursuant to the Datang Subscription Agreement, if the Issuer proposes to issue new Shares or securities convertible into Shares, the Subscriber has a pre-emptive right to subscribe for a pro rata portion of such new securities issued which is equivalent to the percentage of the issued share capital of the Company then owned by the Subscriber immediately prior to the issue of such securities. In connection with the offering of the Bonds, the Company has notified the Subscriber in writing by way of an issue notice specifying the numbers and type of securities to be offered and the subscription price of the proposed offer (the “Issue Notice”). Upon receipt of the Issue Notice, the Subscriber has delivered an irrevocable notice to the Company to exercise its pre-emptive right to subscribe for the zero coupon convertible bonds due 2018 which shall be consolidated and form a single series with the Bonds (the “Subscription Bonds”).

(D)
The Subscriber and the Company have agreed that the Company shall issue and the Subscriber shall subscribe for the Subscription Bonds on and subject to the terms and conditions of this Agreement and on and subject to substantially the same terms as that of the Bond Subscription Agreement.

1.	Issue of the Subscription Bonds and Publicity

1.1
Agreement to Issue Subscription Bonds: The Issuer agrees to issue the Subscription Bonds, on the closing date, as the Issuer and the Subscriber may agree separately (the “Closing Date”), not being later than May 30, 2014, to the Subscriber or as they may direct. The Subscription Bonds will be subscribed at a price equal to 100 per cent. of the principal amount of the Subscription Bonds (the “Issue Price”).

1.2
The Contracts: The Issuer will, not later than the Closing Date, enter into (and provide the Subscriber with a copy of) a supplemental trust deed (the “Supplemental Trust Deed”) with The Bank of New York Mellon, London Branch as Trustee (the “Trustee”). The Subscription Bonds will be issued in accordance with the terms of the trust deed entered into between the Issuer and the Trustee dated 7 November 2013, as supplemented by the Supplemental Trust Deed (the “Trust Deed”) and will be in the respective forms set out in its Schedules 1 and 2. This Agreement, the Trust Deed and the paying, conversion and transfer agency agreement (“Agency Agreement”) entered into between the Issuer, the Bank of New York Mellon, London Branch (the “Principal Paying Agent”), the Trustee and the agents named in it dated 7 November 2013 are together referred to as the “Contracts”.

1.3
Offering Circular: The Issuer prepared an offering circular (the “Offering Circular”) dated 4 November 2013 (the “Publication Date”) for use in connection with the offering of the Bonds and the listing of the Bonds on the Singapore Exchange Securities Trading Limited (the “Singapore Stock Exchange”).

1.4
Conditions: The terms and conditions of the Subscription Bonds (the “Terms and Conditions”), which will be on the same terms as the terms and conditions of the Bonds, are summarised in the Offering Circular and are set out in Schedule 1 to this Agreement

1.5	Definitions: In this Agreement (including the recitals), the following expressions shall, unless the context requires otherwise, have the following meanings:

“Announcements” means the First Announcement and the Second Announcement;

“business day” means a day on which banks are open for business in London, New York City, Singapore and Hong Kong;

“Company Information” has the meaning given to it in Clause 4.1.9;

“First Announcement” means the announcement dated 24 October 2013 issued by the Company regarding the potential exercise of pre-emptive rights by Datang Holdings (Hongkong) Investment Company Limited (“Datang”) and Country Hill Limited (“CHL”);

“Material Adverse Effect” has the meaning given to it in Clause 4.1.18; and

“Second Announcement” means the announcement in relation to the offering of the Bonds issued by the Company pursuant to the requirements under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “HK Listing Rules”).

2.	Agreements by the Subscriber

Subscription: The Subscriber agrees to subscribe and pay for the Subscription Bonds at the Issue Price on the Closing Date on the terms of this Agreement. The Subscriber shall subscribe for an amount of US$54,600,000.

3.	Listing

3.1
Application for Listing: The Issuer confirms that it has made or cause to be made an application for the Subscription Bonds to be listed on the Singapore Stock Exchange and that it will, in accordance with the terms of this Agreement, make or cause to be made an application for the Shares to be issued on conversion of the Subscription Bonds (the “New Shares”) to be listed on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”).

3.2
Supply of Information: The Issuer agrees to take steps as may be required by the Singapore Stock Exchange for the purpose of obtaining such listing, provided that if such listing has not been obtained by the Closing Date, the Issuer agrees that it shall use reasonable endeavours to obtain a listing of the Subscription Bonds on the Singapore Stock Exchange or such other stock exchange mutually acceptable to the Subscriber and the Issuer as soon as practicable following the Closing Date, which shall include the preparation of listing particulars based on the Offering Circular and containing the relevant information required by the relevant stock exchange to obtain such listing.

3.3
Maintenance of Subscription Bond Listing: The Issuer will use reasonable endeavours to obtain and maintain such listing for as long as any Subscription Bond is outstanding and pay all fees and supply any and all documents, information and undertakings and publish all announcements as required by the Singapore Stock Exchange for such purpose. If, however, they are unable to maintain such listing, having used such endeavours, or if the maintenance of such listing is unduly onerous, the Issuer will instead use reasonable endeavours as soon as reasonably practicable to obtain and thereafter to maintain a listing for the Subscription Bonds on such other stock exchange, as is commonly used for the quotation or listing of debt securities, prior to the Closing Date as it may (with the approval of the Subscriber) decide or, failing such decision, as the Subscriber may reasonably determine and after the Closing Date in accordance with the terms of the Trust Deed.

3.4
Share Listing: The Issuer will use reasonable endeavours to maintain the listing of the Shares on the Hong Kong Stock Exchange, and to pay all fees and supply any and all documents, information and undertakings and publish all announcements as required by the Hong Kong Stock Exchange for such purpose. If, however, it is unable to maintain such listing, having used such endeavours, the Issuer will instead use reasonable endeavours to obtain and thereafter to maintain a listing for the New Shares on such other stock exchange as it may decide.

4.	Representations, Warranties and Indemnity

4.1	The Issuer represents and warrants to and (where applicable) agree with, the Subscriber that:

4.1.1
Validity of Bonds: the Subscription Bonds have been duly authorised by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the other Contracts, the Subscription Bonds will constitute valid and legally binding obligations of the Issuer;

4.1.2
Status: the Subscription Bonds (when issued) will constitute direct, unconditional, unsecured and unsubordinated obligations of the Issuer and will at all times rank pari passu without any preference among themselves and with all other present and future direct, unconditional, unsecured and unsubordinated obligations of the Issuer other than those preferred by statute or applicable law and subject to the Terms and Conditions;

4.1.3
Authorised Share Capital: the Issuer has or, prior to the Closing Date will have, sufficient authorised but unissued share capital to satisfy the issue of such number of New Shares as would be required to be issued on conversion of all the Subscription Bonds at the initial conversion price and shall maintain at all times sufficient authorised but unissued share capital to satisfy the issue of sufficient New Shares at the prevailing conversion price of the Subscription Bonds;

4.1.4	New Shares: the New Shares, when issued and delivered in the manner contemplated by the Subscription Bonds and the Trust Deed:

(i)	will be duly and validly issued, fully-paid and non-assessable;

(ii)	will conform in all material respects to the description thereof contained in the Offering Circular;

(iii)
will rank pari passu and carry the same rights and privileges in all respects as any other class of ordinary share capital of the Issuer and shall be entitled to all dividends and other distributions declared, paid or made thereon save as provided for in the Terms and Conditions; and

(iv)	will be freely transferable, free and clear of all liens, charges, encumbrances, security interests or claims of third parties; and will not be subject to calls for further funds;

4.1.5
Restrictions: there are no restrictions on transfers of the Subscription Bonds or the voting or transfer of any of the Shares or payments of dividends with respect to the Shares under laws or regulations of the Cayman Islands or Hong Kong, or pursuant to the Issuer’s constitutional documents, or pursuant to any agreement or other instrument to which the Issuer is a party or by which it may be bound;

4.1.6
Capitalisation: the Issuer has an authorised capitalisation as set forth in the Offering Circular under the heading “Capitalisation”; and all the outstanding shares of capital stock or other equity interests of each subsidiary of the Issuer have been duly and validly authorised and issued, are fully paid and non-assessable, and all such equity interests are owned directly or indirectly by the Issuer, free and clear of all liens, charges, encumbrances, security interests, restrictions on voting or transfer or claims of any third party;

4.1.7	Listing: all of the currently issued Shares have been duly listed on the Hong Kong Stock Exchange;

4.1.8
Announcements: all statements of fact contained in the Announcements (including but not limited to the disclosure on the use of proceeds) are true and accurate in all material respects as at the respective dates of their publication and all statements of opinion, intention, expectation or estimates of the Directors in relation to the Company and/or any of the Company’s subsidiaries (together with the Company, the “Group”) contained therein (if any) are truly and honestly held and have been made on reasonable grounds after due and careful consideration, and the Announcements do not include an untrue statement of a material fact or omit to state a fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect;

4.1.9
No non-public information: save for the matters set out in the Announcement, the Company is not in possession of any non-public information relating to the Company, any other member of the Group or their respective businesses the release of which could materially affect the trading price of the Shares and there is not in existence any material or information relating to the Company which will be required to be but has not been disclosed by the Company under the HK Listing Rules or the Exchange Act. Without prejudice to the generality of the foregoing, there is no material information (including, without limitation, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Group) that is not described in the Company’s most recent annual report or subsequent public information releases (the “Company Information”) which information is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group; the Company Information does not include any untrue statement of a material fact or omit to state any fact necessary in order to make the statements therein not misleading in any material respect;

4.1.10
Information: all information (whether oral, written, electronic or in any other form) supplied by or on behalf of the Company, any other member of the Group or any of their respective officers, directors, employees or advisers, for the purpose of or in connection with the issue of Subscription Bonds or the Company and all publicly available information and records of the Company since 1 January 2012 (including information contained in annual reports, statutory filings and registrations) is and was, when supplied or published, true and accurate in all material respects and not misleading in any material respect;

4.1.11
Litigation: save as disclosed in the Company Information, there is no claim, litigation, arbitration, prosecution or other legal proceedings or police, legal or regulatory investigation or enquiry in progress or pending or threatened against any member of the Group or any of its properties or (as far as the Company is aware) the Company’s executive directors, officers, properties or employees nor, so far as the Company is aware, is there any claim or any facts or circumstances of a material nature which would give rise to a claim against any member of the Group or any of its properties or the Company’s executive directors, which in any such case would result in a Material Adverse Effect;

4.1.12
No Material Adverse Change: save as disclosed in the Company Information, there has been no material adverse change, or any development involving or reasonably likely to involve a prospective material adverse change, in the condition, financial or otherwise, or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) of the Company or the Group as a whole since 31 December 2012;

4.1.13
Incorporation: each member of the Group is duly incorporated and validly existing under the laws of the place of its incorporation and each member of the Group has power to own its assets and to conduct its business in the manner presently conducted and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of any member of the Group;

4.1.14	Approvals:

(i)
each member of the Group has obtained such certificates, authorisations, licences, orders, consents, approvals or permits (“Approvals”) issued by, and has made all declarations and filings with, all appropriate national, state, local and other governmental agencies or bodies, all exchanges and all courts and other tribunals, domestic or foreign, as are required under the provisions of any applicable law in connection with the operation of its business;

(ii)
there is no breach by any member of the Group of the Approvals or provisions of any ordinance, statute or regulation governing such authorisations or licences which would result in a Material Adverse Effect nor is there any reason why any such Approvals should be withdrawn, revoked, modified or cancelled;

4.1.15
Laws and Listing Rules: the Company is not in breach of any rules, regulations or requirements of the Hong Kong Stock Exchange or any applicable laws and, in particular, the Company has complied at all times with the applicable rules and requirements under the Listing Rules and all applicable laws, save for any breach or non-compliance which is not material in the context of the issue of the Subscription Bonds;

4.1.16
No order or judgment: save as disclosed in the Company Information, there is no order, decree or judgement of any court or governmental agency or regulatory body outstanding or anticipated against any member of the Group which would result in a Material Adverse Effect;

4.1.17
Contingent Liabilities: no material outstanding indebtedness of any member of the Group has become payable or repayable by reason of any default of any member of the Group and no event has occurred or is impending which may result in such indebtedness becoming payable or repayable prior to its maturity date, in a demand being made for such indebtedness to be paid or repaid or in any step being taken to enforce any security for any such indebtedness of any member of the Group which would result in a Material Adverse Effect;

4.1.18
No default: save as disclosed in the Company Information, no member of the Group is a party to or under any obligation which is material and which is of an unusual or unduly onerous nature; no member of the Group is in breach of or in default (nor has event occurred which, with the giving of notice and/or lapse of time and/or fulfillment of any other requirement would result in a default by the Issuer or any member of the Group) of its constitutional documents or any contract or agreement which, individually or in the aggregate may have or has had a material adverse effect upon the condition, financial or otherwise or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Company or of the Group (taken as a whole) or would adversely affect the ability of the Issuer to perform its obligations under the Contracts or which is material in the context of the issue of the Subscription Bonds (“Material Adverse Effect”);

4.1.19	Offering Circular on the Publication Date:

(i)
all information is contained in the Offering Circular with respect to the Issuer, the Group, the New Shares and the Bonds which is material in the context of the issue and offering of the Bonds (including the information which, is required by applicable laws of Cayman Islands and according to the particular nature of the Issuer, the Shares and the Bonds, is necessary to enable investors and their investment advisers to make an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Issuer and of the rights attaching to the Shares and the Bonds);

(ii)	the statements contained in the Offering Circular relating to the Issuer and to the Group, are true and accurate in all material respects and not misleading;

(iii)
the opinions and intentions expressed in the Offering Circular with regard to the Issuer and to the Group will be honestly held, have been reached after considering all relevant circumstances and will be based on reasonable assumptions;

(iv)
there will be no other facts in relation to the Issuer, the Group, the New Shares or the Bonds the omission of which would, in the context of the issue and offering of the Bonds make any statement in the Offering Circular misleading in any material respect;

(v)	all reasonable enquiries will have been made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements; and

(vi)
the Offering Circular will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

4.1.20
Financial Statements: the consolidated audited financial statements of the Issuer and its consolidated subsidiaries taken as a whole (the “Consolidated Group”) as at and for the year ended 31 December 2011 and 2012,respectively, the consolidated financial statements of the Consolidated Group as at and for the six months ended 30 June 2013 and the consolidated financial statements of the Consolidated Group as at and for the three months ended 30 September 2013 included in the Offering Circular were prepared in accordance with International Financial Reporting Standards (“IFRS”), and pursuant to the relevant laws of, Hong Kong consistently applied and present a true and fair view of the financial position of the Issuer and of the Consolidated Group as at the dates, and the results of operations and changes in financial position of the Issuer and of the Consolidated Group for the periods in respect of which they have been prepared;

4.1.21	Title:

(i)
the Issuer and each member of the Group has good and marketable title to all real property, personal property and any other assets owned by it (including such property or assets as described in the Offering Circular) or any rights or interests thereto, in each case as is necessary to conduct the business now operated by it (“Assets”);

(ii)
the Issuer and each member of the Group has received all necessary approvals in order to have good and marketable title to its Assets, including without limitation approvals relating to the evaluation, acquisition and perfection of such title; and

(iii)
there are no charges, liens, encumbrances or other security interests or third party rights or interests, conditions, planning consents, orders, regulations, defects or other restrictions affecting any of such Assets which could have a material adverse effect on the value of such Assets, or limit, restrict or otherwise have a material adverse effect on the ability of the relevant member of the Group to utilise or develop any such Assets and, where any such Assets are held under lease, each lease is a legal, valid, subsisting and enforceable lease, in each case except for such defects in title, lack of approvals or lack of leases which would individually or in the aggregate have a Material Adverse Effect;

4.1.22
Validity of Contracts: (i) the Company had and has power under its constitutional documents to permit its entry into, and perform its obligations under, this Agreement in the manner set out herein and the other Contracts, and (ii) this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by and constitutes, and the other Contracts (and their performance) will be duly authorised by the Company prior to the Closing Date and upon execution and delivery prior to or on the Closing Date will constitute, legally binding and enforceable obligations of the Company in accordance with their respective terms, subject to the laws relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, and general principles of equity;

4.1.23
Consents: there is no authorisation, consent, approval, licence or notification required for the purposes of or as a consequence of the issue of the Subscription Bonds, the issue of the New Shares on conversion of the Subscription Bonds, the carrying out of the other transactions contemplated by the Contracts and the Subscription Bonds, or the compliance by the Issuer with the terms of the Subscription Bonds or the Contracts, either from governmental, regulatory or other public bodies or authorities or courts or from any third party pursuant to any contractual or other arrangement to which the Company or any other member of the Group is a party, except for those which have been, or will on or prior to the Closing Date be, obtained (including but not limited to the approval for the listing of the Subscription Bonds on the Singapore Stock Exchange and the approval for the listing of and permission to deal in the New Shares by the Hong Kong Stock Exchange);

4.1.24
Compliance: the execution and delivery of the Contracts (to the extent applicable), the issue and offering of the Subscription Bonds, the compliance by the Company with all of the provisions of the Contracts, the issue of the New Shares on conversion of the Subscription Bonds as well as the consummation of the transactions contemplated in the Contracts do not and will not:

(i)	conflict with or result in a breach of any of the provisions of or under, the documents constituting the Issuer or its subsidiaries;

(ii)
conflict with or result in a breach or violation of, or result in any third party consent being required under, or constitute a default (nor has any event occurred which, with the giving of notice and/or the lapse of time and/or the fulfillment of any other requirement would result in a default) by the Issuer or any member of the Group under any of the terms or provisions of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant, instrument, to which any member of the Group is a party or by which any of the property or assets of any member of the Group is subject; or

(iii)
infringe any existing applicable law, order, rule or regulation, including, without limitation, to the extent applicable, the Companies Ordinance, the Listing Rules, the Takeovers Code or any judgment, authorization decree or order of any court or governmental agency or body or court, domestic or foreign, having jurisdiction over any member of the Group or the property or assets of any member of the Group;

4.1.25
Pre-emptive Rights and Options: except for (i) the issue of any Bonds or New Shares to be issued upon conversion of Bonds pursuant to any pre-emptive rights arising from the share subscription agreement entered into between the Issuer and CHL dated 18 April 2011; and (ii) the issue of any share options and restricted share units pursuant to any share option schemes adopted in compliance with the Hong Kong Listing Rules and any publicly disclosed equity incentive plans of the Issuer:

(i)
there are no outstanding securities issued by the Issuer or its subsidiaries convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase or to subscribe for Shares from the Issuer or its subsidiaries; and

(ii)
there are no other or similar arrangements approved by the Board of Directors of the Issuer or a general meeting of shareholders of the Issuer providing for the issue or purchase of Shares or the subscription for Shares;

4.1.26	No Repurchases: the Issuer has not made any repurchases of shares (as defined in the Hong Kong Stock Exchange listing rule 10.06(6)(c))in the 30 day period prior to the date of this Agreement;

4.1.27
No Fiduciary Relationship: the Issuer acknowledges and agrees that (i) the purchase and sale of the Subscription Bonds pursuant to this Agreement, including the determination of the issue of the Subscription Bonds and any related discounts, is an arm’s-length commercial transaction between the Issuer, on the one hand, and the Subscribers, on the other hand; (ii) in connection with the issue of the Subscription Bonds, the Subscriber is and has been acting solely as principal and are not the agent or fiduciary of the Issuer or any of its stockholders, creditors, employees or any other party; and (iii) the Issuer has consulted its own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. This Agreement supersedes any prior agreement or understanding (whether written or oral) between the Issuer and the Subscriber with respect to the subject matter of this Clause;

4.1.28
Anti-Money Laundering: the operations of the Issuer and each member of the Group (except for Brite Semiconductor, Inc) and, to the best of the knowledge of the Issuer (after due and careful enquiry), Brite Semiconductor, Inc and any of the Issuer’s jointly controlled entities are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any member of the Group and any of their jointly controlled entities with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuer (after due and careful enquiry), threatened;

4.1.29
No Unlawful Payments: neither the Issuer nor any member of the Group nor any director, officer or employee of, nor, to the best of the knowledge of the Issuer (after due and careful enquiry), any agent, affiliate of or other person acting on behalf of the Issuer or any member of the Group, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any other applicable anti-bribery or anti-corruption law or regulation similar to the FCPA (including but not limited to, the UK Bribery Act of 2010), in any other jurisdiction in which the Issuer or any member of the Group operates including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction; and the Issuer and every member of the Group has conducted their businesses in compliance with the FCPA and any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction and have instituted and maintain policies and procedures designed to ensure continued compliance with, and prevent violation of, such laws, rules and regulations;

4.1.30
Sanctions: neither the Issuer nor any member of the Group nor any director, officer, or employee of, nor, to the best of the knowledge of the Issuer (after due and careful enquiry), any agent, affiliate of or other person acting on behalf of the Issuer or any member of the Group:

(i)
is an individual or entity (a “Person”) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Government (including but not limited to the designation as a “specially designated national” or “blocked person” thereunder) or any sanctions or requirements imposed by, or based upon the obligations or authorisations set forth in, the U.S. Trading With The Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions Accountability and Divestment Act and Section 1245 of the National Defense Authorization Act for Fiscal Year 2012, the U.S. Syria Accountability and Lebanese Sovereignty Act, or the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended, or any Executive Orders issued in relation to the imposition of sanctions, or any sanctions or measures imposed by the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”) (collectively, the “Sanctions”);

(ii)	is located, organised or operating in a country or territory that is the subject of Sanctions;

(iii)
has for the past five years engaged in, and is now engaged in any dealings or transactions with any government, person, entity or project targeted by, or located in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions;

(iv)
is or has been in violation of or subject to an investigation relating to any Sanctions; and neither the Issuer, the Guarantor nor any member of the Group will directly or indirectly use the proceeds of the offering of the Bonds hereunder, or lend, contribute or otherwise make available all or part of such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of or business with any Person currently subject to any Sanctions or operating in any country or territory that is the subject of Sanctions where such operations are in violation of such Sanctions or in any other manner that would result in a violation by any Person (including any Person participating in the offering, whether as underwriter, adviser, investor or otherwise) of Sanctions;

4.1.31
Environmental Laws: each member of the Group has complied in all respects with all applicable Environmental Laws, save where any non-compliance would not have a Material Adverse Effect. For the purpose of this Clause 4.1.31, “Environmental Laws” means any and all supra-national, national, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the protection of the environment (including, without limitation, human, animal and plant life, ambient air, surface water, ground water, or land), the protection of property and proprietary rights or for the compensation of harm to the environment whether by clean-up, remediation, containment or other treatment or the payment of monies to any competent authority;

4.1.32
Insurance: the Issuer and each member of the Group has in place all insurance policies necessary and customary for the conduct of their businesses as currently operated and for compliance with all requirements of law, such policies are in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy, and each member of the Group has complied in all material respects with the terms and conditions of such policies, except where breach of this provision would not have a Material Adverse Effect;

4.1.33
Intellectual Property: the Issuer and each member of the Group owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licences, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by it in each country in which it operates as described in the Offering Circular, and neither the Issuer nor any member of the Group has received any notice or is otherwise aware of any infringement of or conflict in any jurisdiction with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Issuer or any member of the Group therein, and which infringement or conflict (if the subject of any unfavourable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would have a Material Adverse Effect; and

4.1.34
Events of Default or Relevant Event: no event has occurred or circumstance arisen which, had the Subscription Bonds already been issued, could reasonably be expected to (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement): (i) constitute an event described under “Events of Default” in the Terms and Conditions; (ii) a Relevant Event (as defined in the Terms and Conditions) resulting in the entitlement of the Bondholders to exercise the put option under the Subscription Bonds; or (iii) require an adjustment of the initial conversion price of the Subscription Bonds.

4.2
Repetition: Subject to Clause 10, the representations and warranties contained in, or given pursuant to, Clause 4.1 shall be deemed to have been repeated on the Closing Date taking into account facts and circumstances subsisting at such date, references to the “Publication Date” shall be deemed to be the Closing Date.

4.3	Indemnity:

4.3.1
The commitment of the Subscriber under this Agreement being made on the basis of the foregoing representations and warranties and agreements of the Issuer with the intention that such representations and warranties shall remain true and accurate in all respects up to and including the Closing Date and that the agreements shall have been performed on or before the Closing Date and the Issuer undertakes to pay the Subscriber on demand an amount which on an after tax basis is equal to any liability, damages, cost, claim, loss or expense (including, without limitation, legal fees, costs and expenses) (a “Loss”) incurred by it, its respective subsidiaries, affiliates or any person who controls any of them or any of their respective directors, officers, employees or agents (each an “Indemnified Person”) in respect of or in connection with:

(i)
any breach or alleged breach of any of the representations, warranties, undertakings or agreements contained in, or deemed to be made pursuant to, this Agreement or any certificate issued by the Issuer, including (without limitation) the failure by the Issuer to issue the Subscription Bonds;

(ii)
any untrue statement or alleged untrue statement of a material fact contained in the Offering Circular (or any supplement to it), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iii)	the issue and publication of the Offering Circular and any supplementary offering circular and/or any other documentation relating to the sale of the Subscription Bonds;

(iv)
the performance by the Subscriber of its respective obligations under this Agreement in relation to the issue of the Subscription Bonds which do not in any such case arise primarily from the Subscriber’s own gross negligence, fraud or wilful default as determined by final judgment of a court of competent jurisdiction; or

(v)
the failure or alleged failure by the Issuer or any member of the Group or any of their respective directors or officers to comply with any requirements of statute or regulation in relation to the issue of the Subscription Bonds.

Loss shall include (without limitation) all Losses which an Indemnified Person may incur in investigating, preparing, disputing or defending, or providing evidence in connection with, any litigation, claim, action, proceeding, investigation, demand, judgment or award (each a “Claim”) (whether or not the Indemnified Person is an actual or potential party to such Claim) or in establishing any Claim or mitigating any Loss on its part or otherwise enforcing its rights under this Clause 4.3, which shall be additional and without prejudice to any rights which the Indemnified Person may have at common law or otherwise.

4.3.2
The Subscriber shall not have any duty or obligation, whether as fiduciary or trustee for any Indemnified Person or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 4.3 and save to the extent notified in writing to an Indemnified Person by the Subscriber, the Subscriber (without obligation) will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Person. This Agreement may be terminated, amended or varied in any way and at any time by the parties hereto without the consent of any Indemnified Person.

4.3.3
For the avoidance of doubt, the amount of any claim by the Subscriber against the Issuer pursuant to Clause 4.3.1 shall be reduced by any amount recovered by an Indemnified Person pursuant to Clause 4.3.2 and vice versa, in respect of the same Loss where it has recovered such Loss from the Issuer under any such Clause.

5.	Undertakings of the Issuer

The Issuer undertakes with the Subscriber that:

5.1	Taxes: the Issuer will pay:

(i)
any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties in the Cayman Islands, the United Kingdom, Singapore, Hong Kong, the Grand Duchy of Luxembourg or Belgium and all other relevant jurisdictions payable on or in connection with the creation, issue and offering of the Subscription Bonds or the execution or delivery of the Contracts (to the extent applicable); and

(ii)
in addition to any amount payable by it under this Agreement, any value added, service, turnover or similar tax payable in respect thereof (and references in this Agreement to such amount shall be deemed to include any such taxes so payable in addition to it);

5.2
Delivery of Offering Circular: the Issuer will deliver to the Subscriber, without charge, from time to time as reasonably requested, such number of copies of the Offering Circular and all amendments and supplements thereto as the Subscriber may reasonably request;

5.3
Amendment: if at any time prior to 17 December 2013 any event shall have occurred as a result of which the Offering Circular, as then amended or supplemented, would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made when such Offering Circular is delivered, not misleading, or if for any other reason it shall be necessary to amend or supplement the Offering Circular, the Issuer will notify the Subscriber, and, upon reasonable request from the Subscriber, will prepare and furnish without charge to the Subscriber as many copies as the Subscriber may from time to time reasonably request of such amendment or a supplement to the Offering Circular which will correct such statement or omission and the representations and warranties contained in, or given pursuant to, Clause 4.1 will be true and accurate with respect to such amendment or supplement to the Offering Circular as if repeated as at its date;

5.4
Warranties: the Issuer will as soon as reasonably practicable, notify the Subscriber if at any time prior to payment of the subscription moneys to the Issuer on the Closing Date anything occurs which renders or may render untrue or incorrect in any respect any of its representations, warranties, agreements and indemnities herein and will as soon as reasonably practicable, take such steps as the Subscriber may reasonably require to remedy and/or publicise the fact;

5.5
Lock-up: neither the Issuer nor any person acting on its or their behalf will (a) issue, offer, sell, pledge, contract to sell or otherwise dispose of or grant options, issue warrants or offer rights entitling persons to subscribe or purchase any interest in any Shares or securities of the same class as the Subscription Bonds or the Shares or any securities convertible into, exchangeable for or which carry rights to subscribe or purchase the Bonds, the Shares or securities of the same class as the Subscription Bonds, the Shares or other instruments representing interests in the Subscription Bonds, the Shares or other securities of the same class as them, (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of the ownership of the Shares, (c) enter into any transaction with the same economic effect as, or which is designed to, or which may reasonably be expected to result in, or agree to do, any of the foregoing, whether any such transaction of the kind described in (a), (b) or (c) is to be settled by delivery of Shares or other securities, in cash or otherwise or (d) announce or otherwise make public an intention to do any of the foregoing, in any such case without the prior written consent of the Subscriber between the date hereof and the date of January 22, 2014 (both dates inclusive); except for (i) the issue of any Bonds or New Shares to be issued upon conversion of Bonds pursuant to any pre-emptive rights arising from the share subscription agreement entered into between the Issuer and CHL dated 18 April 2011 and (ii) the issue of any share options and restricted share units pursuant to any share option schemes adopted in compliance with the Hong Kong Listing Rules and any publicly disclosed equity incentive plans of the Issuer, and (iii) the issue of any Shares which are issued as consideration for any merger or acquisition provided that (1) the aggregate value of the Shares issued (as calculated by the Current Market Price (as defined in the Terms & Conditions of the Bonds as set out in Schedule 1 to this Agreement) is less than US$100,000,000 and (2) the Issuer procures that the person receiving such Shares executes a shareholder lock-up undertaking on substantially the same terms as provided in this Clause prior to any such issue;

5.6
Conversion: the Issuer will issue, in accordance with the Terms and Conditions, New Shares (which rank pari passu with the other Shares then outstanding) free and clear of all liens, claims, charges, security, encumbrances or like interests upon conversion of Subscription Bonds pursuant to the Terms and Conditions;

5.7
Conversion Price: Except for the issue of any Subscription Bonds or New Shares to be issued upon conversion of the Subscription Bonds (including any potential exercise of pre-emptive rights by CHL), or the issue of share options and restricted share units issued pursuant to any share option schemes adopted in compliance with the Hong Kong Listing Rules and any publicly disclosed equity incentive plans of the Issuer, (i) between the date hereof and the Closing Date (both dates inclusive), neither the Issuer nor any person acting on its or their behalf will take, directly or indirectly, any action designed to or which constitutes or which might reasonably be expected to cause or result in an adjustment of the initial conversion price of the Subscription Bonds and (ii) the Issuer will not take any action that would reduce the conversion price of the Subscription Bonds below a level that may be prescribed by applicable laws and regulations from time to time (if any);

5.8
Approvals and Filing: the Issuer will use reasonable endeavours to obtain all approvals and consents and as soon as reasonably practicable make all notifications, registrations and filings as may from time to time be required in relation to the Subscription Bonds and/or the New Shares;

5.9
Clearing Systems: the Issuer shall use reasonable endeavours to permit the Subscription Bonds to be eligible for clearance and settlement through the facilities of Euroclear and Clearstream, Luxembourg;

5.10	Use of Proceeds: the Issuer shall use the net proceeds from the issue of the Subscription Bonds in the manner specified in the Offering Circular under “Use of Proceeds”;

5.11
Sanctions: Neither the Issuer nor any member of the Group will directly or indirectly use the proceeds of the offering of the Bonds hereunder, or lend, contribute or otherwise make available all or part of such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of or business with any Person currently subject to any Sanctions or operating in any country or territory that is the subject of Sanctions where such operations are in violation of such Sanctions or in any other manner that would result in a violation by any Person (including any Person participating in the offering, whether as underwriter, adviser, investor or otherwise) of Sanctions;

5.12
Announcements: between the date hereof and 17 December 2013 (both dates inclusive), the Issuer will, and will cause its subsidiaries and affiliates and all other parties acting on its or their behalf to, without the prior consent of the Subscriber (unless prevented by applicable law or regulations), not issue any announcement concerning, or which could be material in the context of, the offering and distribution of the Bonds or the Subscription Bonds except as required by applicable law, regulations or rules (including the HK Listing Rules and Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong); and

5.13
Financial Information: so long as any of the Subscription Bonds remains outstanding the Issuer will furnish to the Subscriber, copies of financial statements and other periodic reports that the Issuer may furnish generally to holders of its debt securities.

6.	Conditions Precedent

6.1	The obligations of the Subscriber to subscribe and pay for the Subscription Bonds are conditional on:

6.1.1	Other Contracts: the execution and delivery (on or before the Closing Date) of the other Contracts (to the extent applicable) by the respective parties;

6.1.2	Compliance: at the Closing Date:

(i)	the representations and warranties of the Issuer in this Agreement being true, accurate and correct at, and as if made on such date;

(ii)	the Issuer having performed all of its obligations under this Agreement to be performed on or before such date; and

(iii)	there having been delivered to the Subscriber a certificate in the form attached as Schedule 2, dated as of such date, of a duly authorised officer of the Issuer to such effect;

6.1.3
Material adverse change: after the date hereof up to and at the Closing Date, there not having occurred any change (nor any development or event reasonably likely to involve a prospective change), in the condition (financial or other), prospects, results of operations or general affairs of the Issuer or of the Group, which, in the opinion of the Subscriber, is material and adverse in the context of the issue of the Subscription Bonds;

6.1.4
Other consents: on or prior to the Closing Date there shall have been obtained by the Issuer all resolutions, consents, authorities and approvals required in relation to the issue of the Subscription Bonds and the performance of its obligations under the Trust Deed, the Agency Agreement and the Subscription Bonds (including the consents and approvals required from all lenders);

6.1.5
Listing: the Hong Kong Stock Exchange having agreed to list the New Shares upon conversion of the Subscription Bonds and the Singapore Stock Exchange having agreed, subject to any conditions reasonably satisfactory to the Subscriber, to list the Subscription Bonds (or, in each case, the Subscriber being reasonably satisfied that such listing will be granted); and

6.1.6	Legal Opinions: on or before the Closing Date, there having been delivered to the Subscriber a true and correct copy of opinions, dated November 7, 2013, of:

(i)	Slaughter and May, legal advisers to the Issuer as to English law; and

(ii)	Conyers Dill & Pearman (Cayman) Limited, legal advisers to the Issuer as to Cayman Islands law.

6.2	Waiver: The Subscriber may, at their discretion and upon such terms as they think fit, waive compliance with the whole or any part of this Clause 6 (other than 6.1.2).

6.3	The obligations of the Issuer to issue, and the Subscriber to subscribe, the Convertible Bonds are conditional on:

6.3.1
Shareholder’s approval for the issue of Subscription Bond: The Issuer having obtained the approval of the shareholders of the Issuer (other than the Subscriber or its associates (as defined in the Hong Kong Listing Rules) in general meeting of a special mandate to the issue of the Subscription Bond at Closing pursuant to this Agreement and the Common shares upon conversion of the Subscription Bond (including those Common Shares issuable as a result of any adjustment to the Conversion Rate pursuant to the rights of the terms and conditions specified in Schedule 1);

6.3.2
Listing: The Hong Kong Stock Exchange having agreed to list the New Shares upon conversion of the Subscription Bonds (including those Common Shares issuable as a result of any adjustment to the Conversion Rate pursuant to the rights of the terms and conditions specified in Schedule 1) and the Singapore Stock Exchange having agreed to list the Subscription Bonds;

6.3.3
No governmental Prohibition: The issue of the Subscription Bond by the Issuer and the subscription of the Subscription Bond by the Subscriber shall not be prohibited by any law or governmental order or regulation. Furthermore, the Subscriber shall have obtained government approvals or consent for subscription of the Subscription Bond from the Ministry of Commerce, the National Development and Reform Commission, and the State Administration of Foreign Exchange.

7.	Closing

7.1
Issue of the Bonds: At 3:00 pm (Hong Kong time) (or such other time as may be agreed by the Subscriber and the Issuer) on the Closing Date, the Issuer will issue the Subscription Bonds and procure the entry in the register of Bondholders of the name of [The Bank of New York Mellon Depository (Nominees) Limited] to be the holders of the Bonds and will deliver to the order of the Subscriber in such place as the Subscriber may require the Global Certificate duly amended and authenticated representing the aggregate principal amount of the Bonds and the Subscription Bonds. Delivery of the amended Global Certificate and completion of the register of Bondholders shall constitute the issue and delivery of the Subscription Bonds; and

7.2
Payment: Against such delivery the Subscriber will pay or cause to be paid to the Issuer the subscription moneys for the Subscription Bonds. Such payment shall be made by a depositary (the “Common Depositary”) common to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on behalf of the Subscriber in U.S. dollars in same day settlement funds for value on the Closing Date to such US dollar account in New York City as shall be notified by the Issuer to the Subscriber not later than five days prior to the Closing Date, evidence of such payment taking the form of a confirmation by the Common Depositary that it has made such payment.

8.	Expenses

8.1	General Expenses: For the avoidance of doubt, in connection with the issue of the Subscription Bonds, the Issuer agrees to pay:

(i)
all reasonable costs and expenses in connection with (a) the preparation and production of any supplement or amendment to the Offering Circular (in proof and definitive form) and the listing particulars (if any), the Contracts and all other documents relating to the issue of the Subscription Bonds, (b) the initial delivery and distribution of the Subscription Bonds, and (c) the listing of the Subscription Bonds on the Stock Exchange and the listing of the New Shares; and

(ii)
the documented fees and expenses of the Principal Paying Agent, the Trustee and the other agents appointed under the Agency Agreement in relation to the preparation and execution of the Contracts (including, without limitation, the fees and expenses of the Trustee’s legal advisers), the issue and authentication of the Subscription Bonds and the performance of their duties under the Contracts.

8.2
Payment: All payments due under this Agreement are to be made in U.S. dollars and are stated exclusive of any applicable tax whether income taxes, withholding taxes, value added taxes, goods and services taxes, business or services taxes or similar taxes other than taxes imposed in respect of net income by a taxing jurisdiction wherein the recipient is incorporated or resident for tax purposes (“Taxes”). If any deduction or withholding for or on account of Taxes is required to be made from any payment to the Subscriber, then the Issuer shall pay an additional amount so that the Subscriber receive, free from any such withholding, deduction, assessment or levy, the full amount of the payments set out herein. The Issuer shall make appropriate payments and returns in respect of such Taxes and provide the Subscriber with an original or authenticated copy of the tax receipt.

9.	Termination

9.1
Ability to Terminate: Notwithstanding anything contained in this Agreement, the Subscriber may, by written notice to the Issuer given at any time prior to payment of the net subscription monies for the Subscription Bonds to the Issuer, terminate this Agreement in any of the following circumstances:

9.1.1
if there shall have come to the notice of the Subscriber any breach of, or any event rendering untrue or incorrect in any respect, any of the warranties and representations contained in this Agreement or any failure to perform any of the Issuer’s undertakings or agreements in this Agreement;

9.1.2	if any of the conditions specified in Clause 6 have not been satisfied or waived by the Subscriber on or prior to the Closing Date;

9.1.3
if there shall have been, since the date of this Agreement, any change, or any development involving a prospective change, in national or international monetary, financial, political or economic conditions (including any disruption to trading generally, or trading in any securities of the Issuer on any stock exchange or in any over-the-counter market) or currency exchange rates or foreign exchange controls such as would in the opinion of the Subscriber, be likely to prejudice materially the dealings in the Subscription Bonds in the secondary market;

9.1.4
if, in the opinion of the Subscriber, there shall have occurred any of the following events: (i) a suspension or a material limitation in trading in securities generally on the New York Stock Exchange, the London Stock Exchange plc, the Singapore Stock Exchange and/or the Hong Kong Stock Exchange and/or any other stock exchange on which the Issuer’s securities are traded; (ii) a suspension in trading in the Issuer’s securities on the Hong Kong Stock Exchange or the Issuer’s American Depositary Receipts on the New York Stock Exchange and/or any other stock exchange on which any of the Issuer’s securities are traded (other than any suspension in connection with the issue of the Bonds, or in respect of the transactions described in the Announcement (including any exercise by [Datang / CHL] of their pre-emptive rights); (iii) a general moratorium on commercial banking activities in the United States, Singapore, Hong Kong and/or the United Kingdom declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States, Hong Kong, Singapore or the United Kingdom; or (iv) a change or development involving a prospective change in taxation affecting the Issuer, the Subscription Bonds and the Shares to be issued upon conversion of the Subscription Bonds or the transfer thereof;

9.1.5
if, in the opinion of the Subscriber, there shall have occurred any event or series of events (including the occurrence of any local, national or international outbreak or escalation of disaster, hostility, insurrection, armed conflict, act of terrorism, act of God or epidemic) as would be likely to prejudice materially the dealings in the Subscription Bonds in the secondary market.

9.2
Consequences of Termination: Upon such written notice being given this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except for any antecedent breach and that the Issuer shall remain liable under Clause 4.3 and the respective obligations of the parties under Clause 10 which would have continued had the arrangements for the subscription and issue of the Subscription Bonds been completed, shall continue.

10.	Survival of Representations and Obligations

The representations, warranties, agreements, undertakings and indemnities in this Agreement shall continue in full force and effect despite completion of the arrangements for the subscription and issue of the Subscription Bonds or any investigation made by or on behalf of the Subscribers.

11.	Communications

Addresses: Any communication shall be given by letter, fax or telephone in the case of notices to the Issuer, to it at:

No. 18 Zhangjiang Road

Pudong New Area

Shanghai 201203

The People’s Republic of China

Fax no.: +86 21 3861 0000 (ext. 18017)
Attention: Barry Quan

and in the case of notices from the Issuer, to the Subscriber at:

40 Xueyuan Road

Haidian District

Beijing 100191

The People’s Republic of China

Fax No.: +86 010 62303153
Attention: Xiang Xifei

11.1	Effectiveness: Any such communication shall take effect, in the case of a letter, at the time of delivery, in the case of fax, at the time of despatch or, in the case of telephone, when made.

11.2	Confirmations: Any communication not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

12.	Currency Indemnity

12.1
Currency of Account and Payment: U.S. dollars (the “Contractual Currency”) is the sole currency of account and payment for all sums payable by a party under or in connection with this Agreement, including damages.

12.2
Extent of discharge: An amount received or recovered in a currency other than the Contractual Currency (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or otherwise), by a party hereto in respect of any sum expressed to be due to it from another party will only discharge that party to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

12.3
Indemnity: If that Contractual Currency amount is less than the Contractual Currency amount expressed to be due to the recipient under this Agreement, the relevant party will indemnify the recipient against any loss sustained by it as a result. In any event, the relevant party will indemnify the recipient against the cost of making any such purchase.

12.4
Indemnity separate: The indemnities in this Clause 12 and in Clause 4.3 constitute separate and independent obligations from the other obligations in this Agreement, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by either party hereto and will continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

13.	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

14.	Governing Law and Jurisdiction

14.1
Governing law: This Agreement, as to which time shall be of the essence, and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

14.2
Jurisdiction: Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any party with notice to the other parties. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Clause 14.2  There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration proceedings shall be conducted in English. Neither party shall be required to give general discovery of documents, but may be required to produce specific, identified documents that are relevant to the dispute. Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of HKIAC in any such arbitration. The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the dispute shall be entitled to seek preliminary injunctive relief in aid of arbitration, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

15.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

This Agreement has been entered into on the date stated at the beginning.

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

By: /s/ Tzu-Yin Chiu

DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED

By: /s/ Guo Guangli

SCHEDULE 1

TERMS AND CONDITIONS

FORM OF CERTIFICATE CONFIRMING NO MATERIAL ADVERSE CHANGE

[ON THE LETTERHEAD OF THE ISSUER]

To:

[   ]

with a copy to:

[   ]

_______________2014

Dear Sirs

SUBSCRIPTION AGREEMENT RELATING TO SUBSCRIPTION OF US$[ ] ZERO COUPON CONVERTIBLE BONDS DUE 2018

Pursuant to the Subscription Agreement dated [ ] 2013 (the “Agreement”) made between inter alios, (1) Semiconductor Manufacturing International Corporation (the “Issuer”) and (2) Datang Holdings (HongKong) Investment Company Limited (the “Subscriber”), I hereby confirm, on behalf of the Issuer, that as at today’s date (i) the representations and warranties of the Issuer set forth in the Agreement are true, accurate and correct in all material respects at, and as if made on, today’s date; (ii) the Issuer has performed all of its obligations under the Agreement to be performed on or before today’s date and (iii) there has been no material adverse change nor any development or event involving a prospective material adverse change in the assets and liabilities, financial position and performance, profits and losses and prospects of the Issuer or the Group since the audited consolidated financial statements of the Group dated 31 December 2012.

Yours faithfully

For and on behalf of
SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

[Name]

Director/[Title of authorised officer]